                            [JAN BELL LETTERHEAD]





November 5, 1996


Mr. Joel Eidelstein
Ocean Reef Management, Inc.
One Turnberry Place
Suite 800
19495 Biscayne Boulevard
Aventura, Florida 33180

Gentlemen:

We are surprised by your characterization of our response to your letter as obstructionist.

We have made clear, and continue to affirm, our willingness to respond to a responsible proposal, and have merely requested the most rudimentary elements such a proposal would contain, including the identity of the buyer, the proposed structure of an offer, and preliminary indications of financing.

Your public unwillingness to share with us any of these most basic elements leaves us suspect of the legitimacy of your offer. As we have previously stated to you, until we can be convinced by facts, rather than feelings, that your offer has substance behind it, we believe the most responsible course we can take is to focus our attention on operating our business during this critical season.

Sincerely,


/s/ Thomas Epstein
---------------------------
Thomas Epstein on behalf
  of the Board of Directors




      13801 Northwest 14th Street, Sunrise, Florida 33323 (954) 846-8000
                              Fax (954) 846-2887